Dentons US LLP 1221 Avenue of the Americas New York, NY 10020-1089 USA T +1 212 768 6700 F +1 212 768 6800	Salans FMC SNR Denton dentons.com

EXHIBIT 5.1

April 11, 2014

Amber Road, Inc.
One Meadowlands Plaza
East Rutherford, NJ 07073

Re:  Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Amber Road, Inc., a corporation organized under the laws of the State of Delaware (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”) of an aggregate of [6,979,221] shares (the "Shares") of the Company's common stock, par value $0.001 per share (the "Common Stock") on a Registration Statement on Form S-8 to be filed on or about the date hereof by the Company with the Securities and Exchange Commission under the Securities Act (such registration statement, as it may be amended, the “Registration Statement”), which includes (i) [1,832,525] shares of Common Stock issuable upon exercise of currently outstanding options under the Company's 2002 Stock Option Plan (the "2002 Plan"), and (ii) 5,146,696 shares of Common Stock are authorized for issuance under the 2012 Omnibus Incentive Compensation Plans (the "2012 Plan"), of which 831,660 shares of Common Stock are issuable upon exercise of currently outstanding options.

We are delivering this opinion to you in accordance with your request and in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

In connection with rendering this opinion, we have examined originals, certified copies or copies otherwise identified as being true copies of the following:

1.	the Registration Statement;

2.	the Articles of Incorporation of the Company, as amended and restated to date;

3.	the By-Laws of the Company, as amended and restated to date;

4.	the 2002 Plan and the 2012 Plan (collectively, the "Plans") , including the forms of employee and director stock option agreements pursuant thereto (collectively, the "Option Agreements");

5.	corporate proceedings of the Company relating to its proposed issuance of the Shares; and

6.	such other instruments and documents as we have deemed relevant or necessary in connection with our opinions set forth herein.

Amber Road, Inc. April 11, 2014 Page 2	Salans FMC SNR Denton dentons.com

Based on the foregoing, and in reliance thereon, we are of the opinion, having due regard for such legal considerations as we deem relevant, that the Shares, when issued and paid for in accordance with the terms of the Plans and the Option Agreements, will be validly issued, fully paid and non-assessable.

This opinion is solely for your benefit and may not be furnished to, or relied upon by, any other person or entity without the express prior written consent of the undersigned, however, we hereby consent to the use of our opinion as herein set forth as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement. We do not, by giving such consent, admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours, /s/ Dentons US LLP